EXHIBIT 99.1

Arbutus Reports First Quarter 2025 Financial Results and Provides Corporate Update

Imdusiran combination therapy has functionally cured 8 patients with chronic hepatitis B (cHBV) to date, including 2 patients who received no interferon

AB-101, oral small-molecule PD-L1 inhibitor, shown generally safe and well-tolerated with evidence of high receptor occupancy in Phase 1a/1b

Andrew J. Sung joins Arbutus as General Counsel, bringing more than $28 billion in life sciences deal experience

Strong financial position with cash, cash equivalents and marketable securities of $113M

WARMINSTER, Pa., May 14, 2025 (GLOBE NEWSWIRE) -- Arbutus Biopharma Corporation (Nasdaq: ABUS) (“Arbutus” or the “Company”), a clinical-stage biopharmaceutical company focused on infectious disease, today reported first quarter 2025 financial results and provided a corporate update.

“To date, eight patients have reached functional cure following imdusiran combination therapy. Of particular note, two of those functional cure patients did not receive any interferon during the trial,” said Lindsay Androski, President and CEO of Arbutus. “There are more than 250 million people suffering from cHBV globally. This type of functional cure data, in patients who successfully discontinued all cHBV treatments including NUCs, is an exciting milestone for Arbutus, clinicians, and patients.

“In addition, our oral PD-L1 inhibitor, AB-101, achieved 100% receptor occupancy in 11 of 13 evaluable healthy volunteers in our Phase 1a/1b clinical trial at the 40 mg dose. The trial continues in cHBV patients, and across all cohorts there have been no AB-101-related SAEs and no evidence of liver dysfunction to date.

“Lastly, I am pleased to announce that Andrew Sung has joined Arbutus as General Counsel. Andrew brings a wealth of life sciences deal experience, from collaboration and licensing agreements to large M&A transactions and is an important and valuable addition to our team.”

2025 Clinical Development Milestones

Imdusiran (AB-729)

  At the European Association for the Study of the Liver (EASL) Congress 2025, the Company presented two posters with data from the IM-PROVE I Phase 2a clinical trial that evaluated imdusiran with nucleos(t)ide analogue (NA) therapy and pegylated interferon alfa-2a (IFN). One poster characterized the demographics and virological markers of six cHBV patients who achieved functional cure. The data showed that HBsAg at baseline was the only apparent marker in common associated with functional cure. In a second poster, the Company reported that patients who achieved functional cure in the 24-week IFN treatment cohorts experienced HBsAg loss that was associated with transient HBV RNA elevations that were preceded by or coincided with increases in immunological markers.
  Also at EASL, the Company presented a poster in the late-breaker session with data from the IM-PROVE II Phase 2a clinical trial that evaluated imdusiran, ongoing NA therapy and Barinthus Biotherapeutics’ VTP-300, with or without low dose nivolumab. The data showed that 25% (2/8) of the patients who had baseline HBsAg <1000 IU/mL and received the addition of low dose nivolumab to the treatment regimen reached functional cure.
  To date, the Company has reported a total of eight patients with cHBV who have been functionally cured following treatment with imdusiran and ongoing NA therapy in combination with either IFN or nivolumab plus an immunotherapeutic. Two of the eight patients received no IFN as part of the combination therapy. Seven of the eight patients who achieved functional cure had HBsAg <1000 IU/mL at baseline. According to the literature, patients with HBsAg levels <1000 IU/mL represent a significant portion of the cHBV population.

AB-101 (oral PD-L1 inhibitor)

  AB-101-001 is a Phase 1a/1b double-blind, randomized, placebo-controlled clinical trial designed to investigate the safety, tolerability, pharmacokinetics, and pharmacodynamics of single- and multiple-ascending doses of AB-101, the Company’s oral PD-L1 inhibitor, in healthy subjects and patients with cHBV.
  Data from Part 1 and Part 2 of this clinical trial which evaluated single- and multiple-ascending doses of AB-101 in healthy subjects showed that AB-101 was well-tolerated with evidence of dose-dependent receptor occupancy. In Part 1, all five evaluable subjects in the 40mg cohort showed evidence of 100% receptor occupancy. In Part 2, all subjects in the 40mg cohort showed evidence of high receptor occupancy between 74-100%, with six of the eight subjects demonstrating 100% receptor occupancy during the seven-day dosing period. Across Parts 1 and 2, eleven of the thirteen evaluable healthy subjects that received either single or multiple doses of 40mg of AB-101 achieved 100% receptor occupancy.
  At EASL, the Company presented a poster with data from Part 3 of the clinical trial showing that 10mg of AB-101 once daily for 28 days was also well tolerated in patients with cHBV, with PD-L1 receptor occupancy similar to that observed in healthy volunteers who received multiple doses of AB-101 10mg once daily.
  There were no serious adverse events or early discontinuations due to AB-101 and no evidence of liver dysfunction across the cohorts presented.
  Part 3 of this clinical trial is ongoing.

LNP Litigation

  Arbutus continues to consult closely with and support our exclusive licensee, Genevant Sciences, to protect and defend Arbutus’s intellectual property, which is the subject of on-going lawsuits against Moderna and Pfizer/BioNTech. The Company, together with Genevant, is seeking fair compensation for Moderna’s and Pfizer/BioNTech’s use of Arbutus’s patented LNP technology that was developed with great effort and at a great expense, and without which Moderna’s and Pfizer/BioNTech’s COVID-19 vaccines would not have been successful.
  The claim construction hearing for the lawsuit against Pfizer/BioNTech occurred in December 2024. The court is expected to provide its ruling on the claim construction and issue a further scheduling order in 2025.
  The jury trial in the Moderna U.S. litigation is scheduled for September 29, 2025. Expert discovery has concluded and the case is entering the summary judgment stage. In March 2025, the Company, alongside Genevant Sciences, filed five international lawsuits against Moderna and its affiliates seeking to enforce patents protecting the Company’s patented LNP technology across 30 countries. In the Unified Patent Court, Moderna’s Statement of Defense is due on July 8, 2025.

Corporate Updates

  In April, the Company hired Andrew J. Sung as General Counsel. Mr. Sung brings over 20 years of legal experience representing and advising companies on corporate matters, intellectual property, compliance, contracting, litigation and employment issues. Mr. Sung, an MIT-trained chemist, has conducted multiple life sciences transactions including over $24 billion of M&A deals and licensing and collaboration agreements exceeding $4 billion in potential payments. Prior to Arbutus, Mr. Sung served as General Counsel of Harmonix Music Systems, Inc. for several years, leading the company’s sale to Epic Games, Inc., where he continued through the post-merger integration and transition. Mr. Sung was previously a Life Sciences Corporate Associate at Ropes & Gray LLP and a Senior Consultant in the Life Sciences practice at Cap Gemini Ernst & Young. Mr. Sung earned his J.D. from Harvard Law School and his B.S in Chemistry from the Massachusetts Institute of Technology.

Financial Results

Cash, Cash Equivalents and Investments

As of March 31, 2025, the Company had cash, cash equivalents and investments in marketable securities of $112.7 million compared to $122.6 million as of December 31, 2024. During the quarter ended March 31, 2025, the Company used $13.4 million in operating activities, which was partially offset by $2.7 million of proceeds from the exercise of employee stock options.

Revenue

Total revenue was $1.8 million for the quarter ended March 31, 2025, compared to $1.5 million for the same period in 2024. The increase of $0.3 million was due to an increase in revenue recognition of the upfront license fee received in 2022 from Qilu, the Company’s collaboration partner in China, Hong Kong, Macau and Taiwan, partially offset by a decrease in license royalty revenues in the 2025 period compared to the same period in 2024 due to a decrease in Alnylam’s sales of ONPATTRO.

Operating Expenses

Research and development expenses were $9.0 million for the quarter ended March 31, 2025 compared to $15.4 million for the same period in 2024. The decrease of $6.4 million was due primarily to cost savings from the Company’s decision in August 2024 to streamline the organization to focus its efforts on advancing the clinical development of imdusiran and AB-101, which included ceasing all discovery efforts, discontinuing its IM-PROVE III clinical trial and reducing the Company’s workforce.

General and administrative expenses were $5.8 million for the quarter ended March 31, 2025, compared to $5.3 million for the same period in 2024. This increase was due primarily to an increase in litigation-related legal fees, partially offset by a decrease in employee compensation-related expenses.

Restructuring costs in the quarter ended March 31, 2025 were $12.4 million, consisting of: (i) $6.0 million of cash severance and benefits; (ii) $2.3 million of non-cash stock-based compensation expenses for employee equity award modifications; and (iii), in connection with the decision to exit its corporate headquarters, (a) $3.8 million of non-cash impairment charges for laboratory equipment, leasehold improvements and its right-of-use asset and (b) $0.4 million of lease-related cash operating expenses. Substantially all of the termination severance payments and other employee benefits costs are expected to be paid during the second quarter of 2025, with the remainder to be paid in the second half of 2025.

Net Loss

For the quarter ended March 31, 2025, the Company’s net loss was $24.5 million, or a loss of $0.13 per basic and diluted common share, as compared to a net loss of $17.9 million, or a loss of $0.10 per basic and diluted common share, for the quarter ended March 31, 2024.

Outstanding Shares

As of March 31, 2025, the Company had 191.5 million common shares issued and outstanding, as well as 15.2 million stock options and unvested restricted stock units outstanding. Roivant Sciences Ltd. owned approximately 20% of the Company’s outstanding common shares as of March 31, 2025.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF LOSS (in thousands, except share and per share data)

	Three Months Ended March 31,
	2025	2024
Revenue
Collaborations and licenses	$1,316	$939
Non-cash royalty revenue	448	593
Total revenue	1,764	1,532
Operating expenses
Research and development	8,959	15,403
General and administrative	5,832	5,312
Change in fair value of contingent consideration	299	180
Restructuring costs	12,373	—
Total operating expenses	27,463	20,895
Loss from operations	(25,699)	(19,363)
Other income (loss)
Interest income	1,197	1,545
Interest expense	(28)	(44)
Foreign exchange gain/(loss)	4	(13)
Total other income	1,173	1,488
Net loss	$(24,526)	$(17,875)
Net loss per common share
Basic and diluted	$(0.13)	$(0.10)
Weighted average number of common shares
Basic and diluted	190,707,085	175,625,552

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

	March 31, 2025	December 31, 2024
Cash, cash equivalents and marketable securities, current	$112,707	$122,623
Accounts receivable and other current assets	4,101	4,693
Total current assets	116,808	127,316
Property and equipment, net of accumulated depreciation	168	3,309
Right of use asset	—	1,048
Other non-current assets	34	34
Total assets	$117,010	$131,707

Accounts payable and accrued liabilities	$12,109	$7,564
Deferred license revenue, current	6,759	7,571
Lease liability, current	563	483
Total current liabilities	19,431	15,618
Liability related to sale of future royalties	4,409	4,829
Deferred license revenue, non-current	2,863	2,863
Contingent consideration	10,524	10,225
Lease liability, non-current	626	806
Total stockholders’ equity	79,157	97,366
Total liabilities and stockholders’ equity	$117,010	$131,707

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)

	Three Months Ended March 31,
	2025	2024
Net loss	$(24,526)	$(17,875)
Non-cash items	5,866	1,439
Change in deferred license revenue	(812)	(244)
Other changes in working capital	6,081	(2,615)
Net cash used in operating activities	(13,391)	(19,295)
Net cash provided by investing activities	11,349	11,694
Issuance of common shares pursuant to the Open Market Sale Agreement	—	21,765
Cash provided by other financing activities	2,784	2,665
Net cash provided by financing activities	2,784	24,430
Effect of foreign exchange rate changes on cash and cash equivalents	4	(13)
Increase in cash and cash equivalents	746	16,816
Cash and cash equivalents, beginning of period	36,330	26,285
Cash and cash equivalents, end of period	37,076	43,101
Investments in marketable securities	75,631	94,816
Cash, cash equivalents and marketable securities, end of period	$112,707	$137,917

About Imdusiran (AB-729)

Imdusiran is an RNAi therapeutic specifically designed to reduce all HBV viral proteins and antigens including hepatitis B surface antigen, which is thought to be a key prerequisite to enable reawakening of a patient’s immune system to control the virus. Imdusiran targets hepatocytes using Arbutus’ novel covalently conjugated N-Acetylgalactosamine (GalNAc) delivery technology enabling subcutaneous delivery. To date, Arbutus has reported a total of eight patients with cHBV who have achieved a functional cure following treatment with imdusiran and NA therapy in combination with either IFN or low dose nivolumab plus an immunotherapeutic. Clinical data generated thus far has shown imdusiran to be generally safe and well-tolerated, while also providing meaningful reductions in hepatitis B surface antigen and hepatitis B DNA.

About AB-101

AB-101 is an oral PD-L1 inhibitor candidate that is designed to allow for controlled checkpoint blockade while minimizing the systemic safety issues typically seen with checkpoint antibody therapies. Immune checkpoints such as PD-1/PD-L1 play an important role in the induction and maintenance of immune tolerance and in T-cell activation, for example against HBV. In Arbutus’ ongoing Phase 1a/1b clinical trial, AB-101 has been generally safe and well-tolerated with evidence of high receptor occupancy.

About HBV

Hepatitis B is a potentially life-threatening liver infection caused by the hepatitis B virus (HBV). HBV can cause chronic infection which leads to a higher risk of death from cirrhosis and liver cancer. Chronic HBV infection represents a significant unmet medical need. The World Health Organization estimates that over 250 million people worldwide suffer from chronic HBV infection, while other estimates indicate that approximately 2 million people in the United States suffer from chronic HBV infection. Approximately 1.1 million people die every year from complications related to chronic HBV infection despite the availability of effective vaccines and current treatment options.

About Arbutus

Arbutus Biopharma Corporation (Nasdaq: ABUS) is a clinical-stage biopharmaceutical company focused on infectious disease. The company is currently developing imdusiran (AB-729) and an oral PD-L1 inhibitor (AB-101) for the treatment of chronic HBV infection. The Company is also consulting closely with and supporting its exclusive licensee, Genevant Sciences, to protect and defend its intellectual property, which is the subject of on-going lawsuits against Moderna and Pfizer/BioNTech for use of Arbutus’s patented LNP technology in their COVID-19 vaccines. For more information, visit www.arbutusbio.com.

Forward-Looking Statements and Information

This press release contains forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and forward-looking information within the meaning of Canadian securities laws (collectively, forward-looking statements). Forward-looking statements in this press release include statements about: the potential to lead to a functional cure for HBV; the result of Arbutus’ review of its pipeline and development plans for its cHBV programs; the potential for Arbutus’ product candidates to achieve success in clinical trials; and Arbutus’ plans with respect to the ongoing patent litigation matters, and the expected timing thereof.

With respect to the forward-looking statements contained in this press release, Arbutus has made numerous assumptions regarding, among other things: the effectiveness and timeliness of clinical trials, and the usefulness of the data; the continued demand for Arbutus’ assets; and the stability of economic and market conditions. While Arbutus considers these assumptions to be reasonable, these assumptions are inherently subject to significant business, economic, competitive, market and social uncertainties and contingencies. Additionally, there are known and unknown risk factors which could cause Arbutus’ actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements contained herein. Known risk factors include, among others: ongoing and anticipated clinical trials may be more costly or take longer to complete than anticipated, and may never be initiated or completed, or may not generate results that warrant future development of the tested product candidate; Arbutus may elect to change its strategy regarding its product candidates and clinical development activities; Arbutus may not receive the necessary regulatory approvals for the clinical development of Arbutus’ product candidates; uncertainties associated with litigation generally and patent litigation specifically; economic and market conditions may worsen; market shifts may require a change in strategic focus; Arbutus and its collaborators may never realize the expected benefits of the collaborations; Arbutus’ workforce reduction and plans to reduce its net cash burn may not materially extend the cash runway and may create a distraction or uncertainty that may adversely affect its operating results, business, or investor perceptions; and risks related to the sufficiency of Arbutus’ cash resources for its foreseeable and unforeseeable operating expenses and capital expenditures.

A more complete discussion of the risks and uncertainties facing Arbutus appears in Arbutus’ Annual Report on Form 10-K, Arbutus’ Quarterly Reports on Form 10-Q and Arbutus’ continuous and periodic disclosure filings, which are available at www.sedar.com and at www.sec.gov. All forward-looking statements herein are qualified in their entirety by this cautionary statement, and Arbutus disclaims any obligation to revise or update any such forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments, except as required by law.

Arbutus Biopharma Corporation / ir@arbutusbio.com